CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TIMCO AVIATION SERVICES, INC.
a Delaware Corporation
     Pursuant to the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation of TIMCO AVIATION SERVICES, INC., a Delaware corporation, hereinafter referred to as the Corporation, is amended as follows:
     1. The first paragraph of Article IV of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:
Article IV.
     The total number of shares of capital stock which the Corporation shall have the authority to issue is 101,000,000 shares, of which (i) 100,000,000 shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 1,000,000 shares shall be Preferred Stock, par value $0.01 per share (the “Preferred Stock”)
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     All subsequent paragraphs and provisions of Article IV shall remain unchanged and unamended.
     2. The following paragraph shall be added at the end of Article IV of the Certificate of Incorporation of the Corporation, as follows:
     Effective at 12:01 A.M. on November 22, 2005 (the “Effective Time”), each forty (40) shares of old Common Stock (and each option, warrant, and all other securities convertible into shares of old Common Stock that represent the right to acquire forty (40) shares of old Common Stock) of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified and continued (the “Reverse Split”) without any action on the part of the holder thereof, as one (1) share of new Common Stock (or as an option, warrant, or other security convertible into shares of new Common Stock, into the right to acquire one (1) share of new Common Stock, as the case may be). The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of Old Common Stock, in lieu of each fractional share, an amount of cash (the “Cash-in-Lieu Amount”) equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the closing price per share of the Old Common Stock on the five trading days immediately prior to the Effective Time as officially reported on the OTC Bulletin Board. No interest shall be payable on the Cash-In-Lieu Amount.

     3. The first paragraph of Section 3 of Article VI of the Certificate of Incorporation of the Corporation is amended its entirety to read as follows:
Article VI.
Section 3. The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors shall not be subject to classification. Directors shall be elected annually to a term expiring at the next annual meeting of stockholders, until their successors are elected or qualified, or until their earlier death, resignation, or removal. At each annual meeting of stockholders, Directors shall be elected by a plurality of votes cast at such meeting.
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     All subsequent paragraphs and provisions of Section 3 of Article VI shall remain unchanged and unamended.
     4. Except as provided for above, the Certificate of Incorporation of the Corporation, as previously amended, shall remain unchanged.
     On May 4, 2005, and May 27, 2005, the Board of Directors of the Corporation approved the changes that are being made to the Certificate of Incorporation and recommended all such changes to the stockholders of the Corporation. The changes were approved by a majority of the stockholders of the Corporation on October 7, 2005, pursuant to Section 242 of the DGCL. The number of votes cast in favor of the foregoing amendments by the stockholders was sufficient for approval of the amendments.
     This amendment shall become effective on November 22, 2005 at 12:01 A.M.
     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment as of the 21st day of November, 2005.

TIMCO AVIATION SERVICES, INC.

By:	/s/ Roy T. Rimmer, Jr.

Roy T. Rimmer, Jr. Chief Executive Officer

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